Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2009 RESULTS

METOZOLV™ ODT Receives FDA Marketing Approval

XIFAXAN® Prescriptions Increase 15% Year-over-Year

Rifaximin Demonstrates Statistical Significance

in Two Phase 3 Trials for Non-Constipation Irritable Bowel

Syndrome

Rights Acquired for Bioadhesive Technology for Extended Release

Rifaximin Product

RALEIGH, NC, November 9, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2009.

Total product revenue was $65.7 million for the third quarter of 2009, a 53 percent increase compared to $42.9 million for the third quarter of 2008. Total product revenue for the first nine months of 2009 was $162.7 million compared to $118.2 million for the first nine months of 2008. XIFAXAN® revenue for the third quarter of 2009 was $42.7 million compared to $21.4 million for the third quarter of 2008, and $93.0 million for the first nine months of 2009 compared to $56.1 million for the first nine months of 2008. Our bowel cleansing products MOVIPREP® and OSMOPREP® generated combined revenue of $16.4 million for the third quarter of 2009, compared to $14.8 million for the third quarter of 2008. Total combined product revenue for these two products was $47.6 million for the first nine months of 2009 and $44.4 million for the first nine months of 2008.

Total cost of products sold was $13.2 million for the third quarter and $34.5 million for the first nine months of 2009. Gross margin on total product revenue was 79.9% for the third quarter of

2009 compared to 81.9% for the third quarter of 2008 and 78.8% for the first nine months of 2009, compared to 81.3% for the first nine months of 2008. The lower gross margins for 2009 relative to the comparable periods for 2008 were due to a change in the product revenue mix. We continue to expect gross margins for the year ending December 31, 2009 to be 79% to 80%. Research and development expenses were $26.1 million for the third quarter of 2009 and $69.6 million for the first nine months of 2009, compared to $14.4 million and $57.3 million, respectively for the prior year periods. Research and development expenses for the third quarter of 2009 include a $5 million up-front payment related to the acquisition of the exclusive U.S. right to Lupin’s proprietary bioadhesive technology for use with rifaximin. Selling, general and administrative expenses were $29.6 million for the third quarter of 2009 and $83.6 million for the first nine months of 2009, compared to $23.4 million for the third quarter of 2008 and $67.6 million for the first nine months of 2008. The Company reported a net loss of $7.3 million, or $0.15 per share, fully diluted, for the third quarter of 2009.

Cash and cash equivalents were $69.1 million on September 30, 2009.

Commenting on the performance of the Company, Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be pleased with the Company’s ongoing product revenue growth. Our 53 percent year-over-year revenue growth was driven primarily by the increase in XIFAXAN revenue for the quarter.

“The current annualized run rates, based on dollarizing September monthly prescription data for XIFAXAN, our bowel cleansing products and our “other products” category are approximately $117 million, $85 million and $34 million, respectively. We continue to anticipate that R&D and SG&A expenses for 2009 should be approximately $93 million and $120 million, respectively. This SG&A guidance accounts for METOZOLV™ ODT launch expenses primarily associated with the hiring of 64 sales representatives during the third quarter.

“For the fourth quarter of 2009 we anticipate total Company product revenue will be approximately $68 million and should generate a loss of approximately $0.14 per share, fully diluted.

“We continue to believe that 2009 total Company product revenue should be approximately $230 million, representing 29% growth over 2008 revenue, and we should recognize a loss of approximately $0.90 per share, fully diluted, for the year ending December 31, 2009. This guidance incorporates the recognition of METOZOLV ODT revenue based on prescription pull-through.”

Carolyn Logan, President and Chief Executive Officer, stated, “The third quarter of 2009 was one of the most exciting and rewarding periods in the Company’s history to date. The milestones achieved during the quarter are the result of the dedicated efforts contributed by every employee of the Company. We are committed to building the leading U.S. specialty pharmaceutical company providing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. We believe the accomplishments over the past several months are only the initial results of our focused efforts over the past several years. We look forward to continued and ongoing growth as we build our business by leveraging our expanding product portfolio, our strong relationships with our customers and our 220-member strong specialty sales force.

“In August the FDA accepted for filing our New Drug Application for rifaximin 550mg tablets for the maintenance of remission of hepatic encephalopathy and also announced that the NDA had been designated for Priority Review. A Priority Review classification is granted to drugs offering major advances in treatment or providing a treatment where no adequate therapy exists. We believe this designation reflects and confirms our belief that rifaximin potentially represents a novel and substantial new therapeutic option for this debilitating condition. The FDA also announced that it will convene an Advisory Committee in late February 2010 to discuss the application. Last week the FDA informed the Company that they are extending the goal date by three months to provide time for a full review. The extended user fee goal date is March 24, 2010.

“On September 4 METOZOLV ODT, our orally disintegrating tablet formulation of metoclopramide, was granted marketing approval by the FDA. We believe METOZOLV ODT again demonstrates our commitment to provide innovative products to meet the unmet GI treatment needs of physicians and patients. Our rapidly-dissolving tablet formulation should give diabetic gastroparesis and refractory GERD patients a new treatment choice that may be more convenient than traditional metoclopramide tablets. We intend to launch METOZOLV ODT to physicians beginning mid-November.

“During the third quarter of 2009, in anticipation of the approval and launch of METOZOLV ODT, we completed the hiring and training of 64 specialty sales representatives. The efforts of these new representatives combined with the ongoing coverage currently provided by our 96 specialty sales representatives should serve to extend our reach and deepen our penetration to targeted physicians.

“On September 14 we announced the successful outcome of our two Phase 3 randomized, double-blind, placebo-controlled, multicenter trials – TARGET 1 and TARGET 2. These trials, with more than 600 patients each, were designed to evaluate the efficacy and safety of rifaximin 550mg tablets in the treatment of patients with non-constipation irritable bowel syndrome (IBS). In each trial, rifaximin-treated patients demonstrated a statistically significant improvement for both the primary endpoint and key secondary endpoint compared to placebo patients. Rifaximin delivered adequate relief of IBS symptoms and relief of IBS-related bloating over a one-month period following the completion of a 14-day course of therapy. The results of these two trials affirm the utility of a gut-selective antibiotic in the treatment of IBS and will serve as the basis for the Company’s New Drug Application seeking marketing approval for rifaximin as a treatment option for this widespread condition. The Company continues to target submitting the NDA during the first half of 2010.

“As part of the Company’s lifecycle management strategy for rifaximin, we continue to broaden, strengthen and expand the intellectual property portfolio related to this compound. In October we secured the exclusive right in the United States to Lupin’s bioadhesive drug delivery technology for use with rifaximin. The two companies entered into an agreement to collaborate in the development and commercialization of a new formulation of rifaximin that combines Lupin’s proprietary technology of both bioadhesion as well as extended release characteristics. Additionally, Lupin has agreed to exclusively supply Salix with rifaximin active pharmaceutical ingredient in the United States, and Salix has agreed to make up-front and regulatory milestone payments, as well as royalties on sales of the product. We believe a next-generation rifaximin product incorporating Lupin’s drug delivery platform with our gut-targeted antibiotic might prove to provide a number of clinical advantages including patient compliance and patient convenience. Also in October we secured the exclusive right in the United States to Cipla’s amorphous rifaximin PCT Patent Application. The acquisition of the rights to Lupin’s and Cipla’s respective proprietary rights should serve to further protect rifaximin’s intellectual property position.

“In recent weeks, two additional patents relating to rifaximin were issued by the U.S. Patent and Trademark Office. One patent provides further protection relating to a previously-issued patent that covers several physical states, or polymorphous forms, of rifaximin. Forms have been filed with the FDA to list the patent in the Orange Book. This patent should provide protection until June 2024. A second patent provides protection for rifaximin relating to treating bloating caused by small intestinal bacterial overgrowth associated with irritable bowel syndrome. The patent will be listed in the Orange Book if and when marketing approval is granted to rifaximin for the treatment of IBS. The patent should provide protection until August 2019.

“The development of crofelemer and budesonide progressed during the third quarter of 2009. In August, we completed the dose selection stage (Stage 1) of the ADVENT trial, our Phase 3 trial of crofelemer for the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea, and initiated the final stage (Stage 2). Stage 2 of ADVENT involves the enrollment of 150 additional patients with HIV-associated diarrhea. Enrollment for Stage 2 is anticipated to be completed in the first half of 2010, and currently we anticipate filing the crofelemer NDA during the second half of 2010. The FDA reviewed and granted the protocol for this trial as a Special Protocol Assessment, or SPA, and granted the crofelemer IND fast track designation.

“In early October we submitted an IND to the FDA to conduct two identically designed Phase 3, multi-center, double-blind, randomized, placebo-controlled studies evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis or proctosigmoiditis. The studies are designed to compare 2mg/25mL budesonide foam dosed twice-a-day (BID) for 2 weeks followed by once-a-day (QD) dosing for 4 weeks, versus placebo foam. Each study is targeted to enroll approximately 430 subjects, and currently enrollment is scheduled to begin by the end of 2009.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, November 9, 2009. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 500-6970 (U.S. and Canada) or (719) 325-2292 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 5047001.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV™ ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$65,658	$42,872	$162,666	$118,197

Costs and Expenses:
Cost of products sold	13,207	7,763	34,523	22,133
Amortization of product rights and intangible assets	2,562	2,271	7,565	6,813
Research and development	26,143	14,442	69,554	57,303
Selling, general and administrative	29,622	23,411	83,632	67,555

Total costs and expenses	71,534	47,887	195,274	153,804

Income (loss) from operations	(5,876)	(5,015)	(32,608)	(35,607)
Interest and other income (expense), net	(1,417)	(541)	(4,062)	69

Income (loss) before provision for income tax	(7,293)	(5,556)	(36,670)	(35,538)
Provision for income tax	(22)	112	72	(992)

Net income (loss)	$(7,315)	$(5,444)	$(36,598)	$(36,530)

Net income (loss) per share, basic	$(0.15)	$(0.11)	$(0.76)	$(0.76)

Net income (loss) per share, diluted	$(0.15)	$(0.11)	$(0.76)	$(0.76)

Weighted average shares outstanding, basic	48,878	48,040	48,410	47,842

Weighted average shares outstanding, diluted	48,878	48,040	48,410	47,842

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets
Cash and cash equivalents	$69,102	$120,153
Accounts receivable, net	75,458	40,461
Inventory, net	22,326	17,311
Other assets	223,781	222,559

Total Assets	$390,667	$400,484

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$153,252	$135,083

Total liabilities	153,252	135,083

Common stock	49	48
Additional paid-in-capital	426,309	417,698
Accumulated deficit	(188,943)	(152,345)

Total stockholders’ equity	237,415	265,401

Total Liabilities and Stockholders’ Equity	$390,667	$400,484